UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2021

RACKSPACE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On October 18, 2021, the Board of Directors (the “Board”) of Rackspace Technology, Inc. (the “Company”), upon the recommendation of the Corporate Governance and Nominating Committee of the Company appointed Shashank Samant as an independent director of the Company, effective as of October 18, 2021 (the “Effective Date”). Mr. Samant will serve until the Company’s 2023 Annual Meeting of Shareholders, when he will be subject to re-election to the Board by a vote of the Company’s shareholders, or until his earlier resignation or removal. Mr. Samant has not been appointed as a member of any committee of the Board at this time; however, the Company expects to appoint him to one or more committees of the Board in the future.

In connection with his appointment as a director, Mr. Samant is entitled to receive the pro rata portion of the standard compensation for service on the Board by the Company’s non-management directors for the period from the Effective Date through the date of the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The standard compensation currently consists of an annual cash retainer, paid in quarterly installments, in the amount of $100,000 per year, and an annual equity award of restricted stock units granted in a lump sum following the release of election results from the Annual Meeting with a grant date fair value of approximately $200,000. The pro rata portion of the aforementioned cash compensation to which Mr. Samant is entitled in connection with his appointment will be paid on the date of the next scheduled quarterly payment, and the pro rata portion of the equity award will be granted on October 22, 2021 and will vest on the date of the Annual Meeting. All non-management directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The Company expects Mr. Samant to enter into standard director and officer indemnification agreements that it has with its directors and officers. A copy of the Company’s form of director and officer indemnification agreement was filed as Exhibit 10.35 to the Company’s Form 10-K filed on February 26, 2021.

There are no arrangements or understandings between Mr. Samant and any other persons pursuant to which Mr. Samant was selected as a director. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on the one hand, and Mr. Samant, on the other hand, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release publicly announcing the appointment of Mr. Samant is filed as Exhibit 99.1 attached hereto and is incorporated by reference herein.

(b)    Further, on October 18, 2021, Mr. Brian St. Jean resigned as a director of the Company effective immediately. The resignation has been accepted by the chairman of the Company’s Board. Mr. St. Jean’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to that certain Amended and Restated Investor Rights Agreement, dated as of August 4, 2020 (as amended on December 7, 2020), by and among the Company, DPH 123, LLC, Ace Investment Holdings, LLC, AP VIII Inception Holdings, L.P., ABRY Partners VIII, L.P. (“Abry”) and the other Abry Investors party thereto from time to time, as long as the Abry Investors continue to hold at least 50% of the shares of the Company’s common stock that the Abry Investors originally received in connection with the acquisition of Rackspace Hosting, Inc. (subject to any equitable adjustments), Abry will have the right to designate one director to the Company’s board of directors. Abry has indicated that it does not currently intend to designate another individual to the Company’s board of directors but reserves its right to do so in the future.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press release of Rackspace Technology, Inc., dated October 19, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

Date:	October 19, 2021	By:	/s/ Amar Maletira
Amar Maletira
President and Chief Financial Officer